Tegal Corporation   140 2nd St., Ste. 318, Petaluma, CA  94952  [T] (707) 763-5600  [F] (707) 773-2854  www.tegal.com

TEGAL CORPORATION ANNOUNCES 1-FOR-5 REVERSE STOCK SPLIT

PETALUMA, CA, June 15, 2011 – Tegal Corporation (NASDAQ: TGAL), today announced that its Board of Directors, as authorized by Tegal stockholders, will implement a one-for-five reverse stock split of its common stock. The Company will file a charter amendment to implement the reverse stock split, which is expected to become effective on June 15, 2011.  The reverse stock split was authorized by Tegal’s stockholders at a special meeting on June 15, 2011.

“The Tegal Board has given considerable thought to the decision of a reverse stock split,” said Thomas Mika, Chairman, President and CEO of Tegal. “The Board’s decision to implement the reverse stock split was made to help Tegal maintain its Nasdaq listing as well as to increase the share price to make our stock more attractive to investors.” The bid price of the Company's common stock must close at $1.00 or higher for ten consecutive business days prior to July 5, 2011 in order for the Company to maintain its listing on the Nasdaq Capital Market.

As a result of the reverse stock split, each five (5) outstanding shares of pre-split common stock will be automatically combined into one (1) share of post-split common stock.  No fractional shares will be issued.  Instead, the Company will pay cash in an amount equal to such fraction multiplied by the average of the high and low trading prices on The Nasdaq Capital Market of the Company’s common stock for the five previous trading days (as adjusted to give effect to the reverse split).

The Company’s registered stockholders will receive instructions from Registrar and Transfer Company, the Company’s transfer agent, regarding the exchange of outstanding pre-split stock certificates for certificates representing post-split shares of common stock.  Upon submission of the necessary documentation by a stockholder of record to the Company’s transfer agent pursuant to such instructions, the transfer agent will distribute to such stockholder a new certificate together with a cash payment in lieu of fractional shares. Proportional adjustments will be made to the Company’s outstanding stock warrants, stock options and other equity awards and to the Company’s equity compensation plans to reflect the reverse stock split.

The Company expects that trading of the Company’s common stock on the Nasdaq Capital Market on a split-adjusted basis will begin at the opening of trading on June 17, 2011.  The Company’s common stock will continue to trade on the Nasdaq Capital Market under the symbol “TGAL” and will include the letter “D” appended to the trading symbol for a period of 20 trading days to indicate that the reverse stock split has occurred, after which time it will revert to trading under the symbol “TGAL.”

About Tegal Corporation
Since its founding in 1972, Tegal Corporation has been dedicated to the development and application of emerging technologies.  Often on the forefront of major inventions, Tegal’s process and capital equipment know-how enabled the development and manufacturing of leading-edge devices – from early microprocessors to advanced memory and LEDs, as well as to newest filtering and sensing devices that are present in the most advanced smart phones. Most recently, in response to a challenging industry and financial environment, Tegal has set a new course to develop and support multiple efforts in the field of renewable energy and other diversified technologies.  Through its recent investment in sequel Power, Tegal is engaged in the promotion of solar power plant development projects worldwide and other renewable energy projects.    In addition, Tegal is actively evaluating opportunities for partnerships with other diversified technology-based companies in order to exploit our shared experience and to enhance our value as a public company.  Tegal is headquartered in Petaluma, California.  Please visit us on the web at www.Tegal.com.

Tegal Contact
Thomas Mika
President & CEO
Tel: +1 707 765-5630
Email: tmika@tegal.com

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